Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2022 Second Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, August 11, 2022

Birmingham, MI, August 10, 2022 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 7.0% to $37.4 million
•	Commercial Lines gross written premium increased 3.6% to $32.1 million
•	Personal Lines gross written premium increased 32.4% to $5.3 million
•	Net earned premium remained steady at $24.6 million
•	Expense ratio decreased to 39.0%, down 230 basis points from Q2 2021
•	Book value per share of $1.75 as of June 30, 2022

Subsequent to the end of the second quarter, the Company completed a private placement of 2,500,000 shares of common stock at $2.00 per share, which was sold to the Company’s management and Board of Directors for proceeds of $5.0 million.  Taking this transaction into account, on a pro forma basis, the Company’s total shareholders’ equity as of June 30, 2022 would have been $22.0 million, and its book value per share would have been $1.80.

James Petcoff, Executive Chairman and Co-CEO, commented, “While we are pleased to report continued top-line growth in our most profitable lines of business, we must recognize that these achievements were generally obscured by persistent adverse development from select lines.  As a result, we have taken numerous prudent actions to strengthen our reserves overall and we look forward to reporting the beneficial results of those initiatives in the very near future. ”

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August 10, 2022

2022 Second Quarter Financial Results Overview

At and for the Three Months Ended June 30,			At and for the Six Months Ended June 30,		
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 37,418	$ 34,981	7.0%	$ 70,382	$ 65,354	7.7%
Net written premiums	27,266	28,532	-4.4%	45,287	53,015	-14.6%
Net earned premiums	24,576	24,838	-1.1%	48,531	47,673	1.8%
Net investment income	564	503	12.1%	1,071	1,035	3.5%
Net realized investment gains (losses)	(1,436)	1,060	**	(1,505)	3,984	**
Change in fair value of equity investments	317	(525)	**	597	(1,065)	
Other gains (losses)	(1)	8,910	**	(6)	8,910	**
Net income (loss)	(8,399)	5,552	**	(11,269)	916	**
Net income (loss) per share, diluted	$ (0.86)	$ 0.57		$ (1.16)	$ 0.09	
Adjusted operating income (loss)*	(7,279)	(3,893)	**	(10,355)	(10,913)	**
Adjusted operating income (loss) per share, diluted*	$ (0.75)	$ (0.40)	**	$ (1.07)	$ (1.13)	**
Book value per common share outstanding	$ 1.75	$ 4.53		$ 1.75	$ 4.53	
Weighted average shares outstanding, basic and diluted	9,712,602	9,686,631		9,710,223	9,684,193	
Underwriting ratios:						
Loss ratio (1)	90.2%	71.9%		82.7%	77.9%	
Expense ratio (2)	39.0%	41.3%		38.3%	42.9%	
Combined ratio (3)	129.2%	113.2%		121.0%	120.8%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2022 Second Quarter Premiums

Gross Written Premiums

Gross written premiums increased 7.0% in the second quarter of 2022 to $37.4 million, compared to $35.0 million in the prior year period. The increase reflects a combination of rate increases and continued expansion into select specialty lines, specifically in the Company’s small business programs. Personal lines premium, specifically Conifer’s low-value dwelling line of business, continues to bolster Conifer’s profitable top line growth.

Net Earned Premiums

Net earned premiums decreased 1.1% to $24.6 million for the second quarter of 2022, compared to $24.8 million for the prior year period. The Company expects net earned premium to increase throughout 2022 as consistent increases in gross written premium over the past several quarters continue to earn ratably through the year.

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Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 85.7% of total gross written premium in the second quarter of 2022, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 3.6% in the second quarter of 2022 to
$32.1 million, reflecting the Company’s continued emphasis on expansion in its most profitable specialty lines.

The commercial lines combined ratio was 133.5% for the three months ended June 30, 2022, compared to 117.4% in the prior year period.  The loss ratio was 95.5% for the second quarter of 2022, compared with 76.2% in the prior year period.  Adverse prior year development contributed 44.4% to the commercial lines loss ratio for the second quarter, stemming largely from quick service restaurant and other discontinued or significantly deemphasized lines of business. The Company anticipates marked improvement in the near term as deemphasized lines of business roll off the Company’s books.  Moreover, the Company has undertaken a number of targeted loss mitigation initiatives over the course of the second quarter, expected to significantly benefit the Company’s bottom line in the months to come.

The commercial lines expense ratio for the second quarter was 38.0%, down from 41.2% during the prior year period, reflecting the Company’s commitment to sustained expense management and profitable top line growth.

The commercial lines accident year combined ratio was 89.1% for the second quarter of 2022.

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August 10, 2022

Personal Lines Financial and Operational Review

Personal lines, representing 14.3% of total gross written premium for the second quarter of 2022, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 32.4% to $5.3 million in the second quarter of 2022 compared to $4.0 million in the prior year period.  This increase was led by growth in the Company’s low-value dwelling line of business in Oklahoma and Texas.

The personal lines combined ratio was 106.1% for the three months ended June 30, 2022, compared to 78.6% in the prior year period. Personal lines loss ratio was 61.4%, compared to 36.6% in the prior year period.

The personal lines accident year combined ratio was 99.1% for the second quarter of 2022.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 129.2% for the quarter ended June 30, 2022, compared to 113.2% for the same period in 2021. The Company’s accident year combined ratio for the quarter ended June 30, 2022 was 90.6%, compared to 88.3% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $22.3 million for the three months ended June 30, 2022, compared to $17.9 million in the prior year period. This resulted in a loss ratio of 90.2%, compared to 71.9% in the prior year period.

Before adverse development, the loss ratio for the second quarter of 2022 was 51.6%, which aligns with the Company’s target loss ratio in its select specialty lines of business.  As deemphasized business continues to roll off the books, and as statutes expire in difficult jurisdictions, the Company fully anticipates that the loss ratio will improve correspondingly.

Moreover, the Company has taken important steps to restrict the bottom-line effects of adverse prior year development from these deemphasized lines of business, and expects to see the beneficial results of these initiatives in the near term.

Expense Ratio:

The expense ratio was 39.0% for the second quarter of 2022, compared to 41.3% in the prior year period.

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Net Investment Income

Net investment income was $564,000 during the quarter ended June 30, 2022, compared to $503,000 in the prior year period.

Net Realized Investment Income

Net realized investment losses during the second quarter were $1.4 million, compared to net realized investment gains of $1.1 million in the prior year period.

Change in Fair Value of Equity Securities

During the second quarter, the Company reported a gain of $317,000 from the change in fair value of equity investments, compared to a loss of $525,000 in the prior year period.

Net Income

In the second quarter of 2022, the Company reported a net loss of $8.4 million, or $0.86 per share, compared to net income of $5.6 million, or $0.57 per share, in the prior year period.

Adjusted Operating Income

In the second quarter of 2022, the Company reported an adjusted operating loss of $7.3 million, or $0.75 per share, compared to an adjusted operating loss of $3.9 million, or $0.40 per share, for the same period in 2021. See Definitions of Non-GAAP Measures.

Earnings Conference Call and Webcast with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, August 11, 2022 at 8:30 a.m. ET to discuss results for the second quarter ended June 30, 2022.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

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Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding the tax effect of changes in unrealized gains and losses, excluding the after-tax change in fair value of equity securities. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
	(dollar in thousands, except share and per share amounts)			
Net income (loss)	$ (8,399)	$ 5,552	$ (11,269)	$ 916
Less:				
Net realized investment gains (losses), net of tax	(1,436)	1,060	(1,505)	3,984
Other gains (losses), net of tax	(1)	8,910	(6)	8,910
Change in fair value of equity securities, net of tax	317	(525)	597	(1,065)
Adjusted operating income (loss)	$ (7,279)	$ (3,893)	$ (10,355)	$ (10,913)
Weighted average common shares, diluted	9,712,602	9,686,631	9,710,223	9,684,193
Diluted income (loss) per common share:				
Net income (loss)	$ (0.86)	$ 0.57	$ (1.16)	$ 0.09
Less:				
Net realized investment gains (losses), net of tax	(0.14)	0.11	(0.15)	0.41
Other gains (losses), net of tax	-	0.92	-	0.92
Change in fair value of equity securities, net of tax	0.03	(0.06)	0.06	(0.11)
Adjusted operating income (loss), per share	$ (0.75)	$ (0.40)	$ (1.07)	$ (1.13)

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 10, 2022 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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